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                                                                   EXHIBIT 10.26
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                   TERMINATION AND CHANGE OF CONTROL AGREEMENT


This Termination and Change of Control Agreement ("Agreement") is entered into as of September 1, 1999 between G. Gail Edwards ("the Executive") and GC Companies, Inc. ("GCC").


1. The Executive is employed "at-will" as GCC's Vice President and Chief Financial Officer, and the Executive or GCC may terminate the Executive's employment at any time, with or without notice, for any reason. Notwithstanding this at-will employment, GCC wishes to provide some protection to the Executive if her employment is terminated or if she resigns under certain circumstances.

2. a. While the Executive is employed at-will, if GCC terminates the Executive's employment other than "for cause" or other than due to "total disability" or death, GCC agrees to provide the Executive with a termination package consisting of (i) an amount equivalent to one and one-half times her then-current, annual base salary, less required withholding, which amount would be paid in an 18 month period in regular, monthly installments following such termination;(ii) continuation of the medical and dental insurance coverage in which she participates at the time of such termination (or as such coverage may be changed from time-to-time for employees generally) for 18 months or until she starts full-time employment, whichever is sooner; (iii) professional out placement services for up to 18 months following such termination; and (iv) all of the Executive's GCC stock options shall be fully vested upon such termination or resignation and shall remain exercisable in accordance with their original terms as if such termination or resignation had not occurred. The Executive will be responsible for paying her portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and the Executive authorizes GCC to deduct such amounts from the payments it makes to her.

          b. If the Executive's services are terminated by a successor to GCC other than "for cause" or other than due to "total disability" or death within 18 months of a change of control of GCC, as a change of control is defined in paragraph 3.c., or if the Executive resigns her employment within 18 months of such a change of control because the Executive reasonably determines in good faith that she is not permitted to continue in a position comparable in duties and responsibilities to that which she held before such a change of control, or if she is required to relocate outside of the Boston, Massachusetts area, the Executive shall receive the termination package set forth in paragraph 2.a.

          c. Notwithstanding the payment obligations set forth in paragraphs 2.a. and 2.b., if the Executive is engaged in employment (including contract employment or self-employment) of any kind or if the Executive receives severance pay of any kind during the period beginning six

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months after a covered termination or resignation, GCC's payments to the
Executive will be reduced dollar-for-dollar by the amount the Executive earns through such employment or receives as severance pay.

3. For the purposes of determining the Executive's eligibility for the termination package set forth in this Agreement:

          a. "For cause" means, in GCC's reasonable judgment, a material breach of duty by the Executive in the course of employment involving fraud, acts of dishonesty, or moral turpitude, repeated insubordination, failure to devote full working time and best efforts to the performance of duties, or conviction of a felony or other criminal offense.

         b. "Total disability" means that, in GCC's reasonable judgment, the Executive is unable to perform duties for (i) 45 consecutive business days or
(ii) a total of 90 business days during any nine month period.

         c. "Change of control" means

         (i) the sale of all or substantially all of the stock or assets of General Cinema Theatres, Inc. or any entity that owns or controls GCC's domestic theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

         (ii) the sale of all or substantially all of the stock or assets of General Cinema International, Inc. or any entity that owns or controls GCC's international theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

         (iii) the sale of all or substantially all of the stock or assets of GCC Investments, Inc. or any entity that owns or controls GCC's investment business to an entity other than GCC or an entity wholly owned or controlled by GCC, or any restructuring of GCC's investment business resulting in a change in responsibilities or duties required to be provided by the Executive with respect to such business substantially less than those responsibilities and duties provided prior to such restructuring, as reasonably determined by the Executive in good faith; or

          (iv) any person, entity or group having greater voting power in the election of GCC's directors than the Smith Family Group ( as defined in GCC's proxy statement from time to time) or an entity wholly owned or controlled by the Smith Family Group.

4. Payment by GCC of the termination package set forth in paragraph 2 constitutes full satisfaction of GCC's obligations to the Executive, if any, (including the right to any severance payments) which arise from or relate in any way to the termination of the Executive's employment. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance pay) that the Executive may have under the applicable provisions of any benefit plan in which the Executive is participating at the time of her termination of employment or resignation, or any earned but unpaid salary or bonus due to the Executive.


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5. In addition to the forgoing:

         a. The Executive shall be paid as additional compensation a retention payment equal to one times her annual base salary on October 31, 2000 provided she does not voluntarily terminate her employment with the Company prior to that date. If the Company consummates a Major Transaction (as defined below) after October 31, 2000, the Executive shall receive an incentive payment equal to one times her annual base salary. Such incentive payment shall be paid in three equal installments as follows: one third on consummation of a Major Transaction, one third nine months thereafter and one third eighteen months thereafter.

         b. In lieu of the retention payment described in subparagraph (a), the Executive shall be paid as additional compensation an incentive payment of two times her annual base salary if the Company consummates a Major Transaction (as defined below) on or before October 31, 2000. Such incentive payment shall be paid in three equal installments as follows: one third on consummation of a Major Transaction, and one third nine months thereafter and one third eighteen months thereafter.

         c. The Executive shall be credited with 2 years of service credit under GCC's Supplemental Executive Retirement Plan for each fiscal year commencing with 1999 through fiscal year 2003 that the Executive remains employed by the Company.

         d. For purposes hereof, "Major Transaction" means:

                  (i) the sale of all or substantially all of the stock or assets of General Cinema Theatres, Inc. ("GCT") or any entity that owns or controls GCC's domestic theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

                  (ii) the sale of all or substantially all of the stock or assets of General Cinema International, Inc.("GCI") or any entity that owns or controls GCC's international theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

                  (iii) the sale of all or substantially all of the stock or assets of GCC Investments, Inc.("GCCI") or any entity that owns or controls GCC's investment business to an entity other than GCC or an entity wholly owned or controlled by GCC;

                  (iv) a reorganization, spin off, split up, merger, consolidation or joint venture involving GCC, GCT, GCI or GCCI or any substantial portion of any of their assets or subsidiaries or an acquisition of any substantial assets or controlling interest in an entity or entities from a third party ;

                  (v) a placement of equity or debt securities for GCC, GCT, GCI or GCCI; or

                  (vi) any other transaction determined by the GCC's President to be of significant importance to the overall business of GCC or any of its subsidiaries.


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6. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the termination of the Executive's at-will employment and the subject matter of the Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change amendment, modification or discharge is sought.

7. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

GC Companies, Inc.                               The Executive

By:___________________                           _____________________
Robert A. Smith                                  G. Gail Edwards
President and Chief Operating Officer